Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Current Report on Form 8-K/A and the Registration Statements on Form S-8 (Nos. 333-294093 and 333-290277) of Legence Corp. of our report dated December 19, 2025, with respect to the consolidated financial statements of The Bowers Group, Inc. and subsidiaries appearing in this Current Report on Form 8-K/A of Legence Corp.

/s/ Lanigan Ryan, PC

Gaithersburg, Maryland

March 18, 2026